CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 033-52409 on Form S-8 of our report dated June 29, 2006, relating to the financial statements of New Jersey Resources Corporation Employees’ Retirement Savings Plan as of and for the year ended December 31, 2005, before the effects of the adjustments to retrospectively apply the change in accounting described in Note 2 to the financial statements, appearing in this Annual Report on Form 11-K of New Jersey Resources Corporation Employees’ Retirement Savings Plan for the year ended December 31, 2006.

/s/ Deloitte & Touche LLP
Parsippany, New Jersey

June 22, 2007